P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
July 24, 2015		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. REPORTS 2ND QUARTER RESULTS
_____________________________________________________________________
INCLUSIVE OF $0.7 MILLION OF PRE-TAX ACQUISITION CHARGES
_____________________________________________________________________

Summary second quarter 2015 results:

•	Net income was $4.9 million, or $0.27 per diluted common share, for the second quarter of 2015, and $4.2 million, $0.24 per diluted common share, through six months of 2015.

◦	Pre-tax earnings were impacted by the following non-core charges:

▪	Acquisition charges of $0.7 million were reported for the quarter and totaled $10.3 million year-to-date.

▪	Pension settlement charges of $103,000 were incurred during the quarter and totaled $372,000 year-to-date.

▪	Other non-core charges of $410,000 were incurred during the quarter and totaled $1,013,000 year-to-date.

◦	Adjusted for the non-core charges, net income was $5.8 million, or $0.32 per diluted common share, for the quarter, and $12.1 million, or $0.73 per diluted common share, year-to-date.

•	Total revenue grew 35% year-over-year, and 12% over the linked quarter.

◦	Year-over-year and second quarter revenue growth was driven by net interest income.

▪	Net interest income increased $14.7 million year-to-date and $3.4 million compared to the linked quarter due largely to loan growth and accretion income from acquisitions.

▪	Net interest margin expanded 9 basis points to 3.46% year-to-date, and was flat compared to the linked quarter.

◦	Non-interest income grew 17% compared to the first six months of 2014, and 4% compared to the linked quarter.

▪	Electronic banking income increased 38% year-to-date and 17% compared to the linked quarter.

▪	Trust and investment income was up 21% compared to the first six months of 2014 and 24% compared to the linked quarter.

•	Higher operating expenses were driven mainly by acquisitions.

◦	The increases in full-time equivalent employees since June 30, 2014 and December 31, 2014, due largely to acquisitions, contributed to the growth in salaries and benefits costs.

◦	Net occupancy and equipment expenses increased largely as a result of the net increase of 31 branches since June 30, 2014, due to acquisitions.

•	Period-end total loan balances, excluding NB&T acquired loans, reflected annualized growth of 9% for the quarter, and 3% year-to-date.

◦	Non-mortgage consumer loan balances grew at an annualized rate of 38% for the quarter and 25% year-to-date.

◦	Commercial real estate loan balances grew at an annualized rate of 13% for the quarter and 5% year-to-date.

◦	Loan production, for both commercial and consumer, was strong during the quarter.

◦	Loan activity during 2015 was supplemented by the NB&T acquisition, which accounted for $366.8 million of loans as of June 30, 2015.

◦	Quarterly average net loan balances were up 17% compared to linked quarter, and 51% year-to-date.

•	Asset quality trends remained favorable, but a few metrics increased during the quarter.

◦	Net charge-offs for the quarter remained at historically low levels.

◦	Nonperforming assets increased due mainly to one large commercial relationship being placed on nonaccrual status.

◦	Criticized assets decreased during the quarter due mainly to a large commercial loan being upgraded.

◦	Allowance for loan losses declined to 1.42% of originated loans at June 30, 2015.

•	Retail deposit balances declined during the quarter due largely to seasonal variances.

◦	Retail deposit balances, excluding NB&T acquired deposits, declined 1% compared to the linked quarter, due to seasonality.

◦	Non-interest-bearing balances comprised 27% of total deposits at June 30, 2015.

◦	Quarterly average retail deposit balances were up 22% compared to the linked quarter.

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the three and six months ended June 30, 2015. Peoples recorded net income of $4.9 million for the second quarter of 2015, representing earnings per diluted common share of $0.27. In comparison, Peoples recorded a net loss of $0.7 million, or $0.04 per diluted common share, for the first quarter of 2015, and net income of $3.5 million, or $0.32 per diluted common share, for the second quarter of 2014. On a year-to-date basis, net income totaled $4.2 million, or $0.24 per diluted common share, through June 30, 2015, versus $8.3 million, or $0.76 per diluted common share, a year ago.
"Our overall results for the year have been lack luster as our revenue growth has not yet kept pace with our expense growth," said Chuck Sulerzyski, President and Chief Executive Officer. "The growth in expenses was due largely to the additions to our employee base and footprint from the four acquisitions that were completed over the last fourteen months, which was in line with our expectations. Overall, the acquisitions have resulted in significant growth of our Company. We remain confident in our ability to lower our efficiency ratio to 65% in the second half of 2015. The second quarter, excluding NB&T acquired loan balances, showed strong loan growth of 9% annualized, and was in line with our expectations for the year. However, our annualized loan growth rate of 3% year-to-date is something that we will continue to strive to improve. We remain optimistic about our ability to achieve our stated goal of 7% to 9% loan growth for the year."
Second quarter net interest income was $24.8 million, up 16% compared to the linked quarter and 55% higher than the prior year's second quarter, while net interest margin for these periods was 3.46%, 3.46% and 3.39%, respectively. Net interest margin, excluding net accretion income, improved 3 basis points compared to the linked quarter due to the continued decline in funding costs. The accretion income, net of amortization expense, from the acquisitions added 15 basis points of net interest margin in the second quarter of 2015, compared to 18 basis points for the linked quarter and 8 basis points for the second quarter of 2014. On a year-to-date basis, net accretion income from the acquisitions added 17 basis points for the six months of 2015 and 7 basis points for the six months of 2014.
"Our net interest margin remained stable during the quarter. Accretion and amortization from acquisitions added approximately $1.1 million of net interest income this quarter," said Ed Sloane, Chief Financial Officer and Treasurer. "We continued to have excess cash during the second quarter, which will be used to fund the loan growth expected during the second half of the year, but continued to be a drag on our net interest margin during the second quarter."
Total non-interest income was up 4% compared to the linked quarter and 23% compared to the prior year second quarter. The growth over the linked quarter was due to increases in deposit account service charges, trust and investment income, and electronic banking income, all of which have benefited from the acquisitions. The growth was partially offset by lower insurance income over the linked quarter as a majority of the annual performance-based insurance income is recognized in the first quarter each year. On a year-to-date basis, all categories comprising total non-interest income were up compared to the first six months of 2014, most notably electronic banking income, trust and investment income, and service charges on deposit accounts, with growth of 38%, 21% and 19%, respectively.
"During the second quarter, we continued to experience a reduction in the percentage of total revenue derived from our fee-based businesses, which contributed 32% of the total revenue for the quarter, and 34% for the year," said Sulerzyski. "Insurance and investment acquisitions are still a high priority for us as we proceed through the remainder of the year. Additionally, positive operating leverage remains a key priority for us, one we will focus on during the second half of the year as we begin to fully recognize the revenue growth opportunities of all of the acquisitions completed within the last fourteen months. The expense impacts of the acquisitions have, in contrast, been fully phased-in during the second quarter."
Non-interest expenses, adjusted for non-core charges, were up 18% compared to the linked quarter, with much of the increase due to a full quarter impact of the NB&T Financial Group, Inc. ("NB&T") acquisition, which closed March 6, 2015. Year-to-date, non-interest expenses adjusted for non-core charges were up 41% compared to the first six months of 2014. The increase year-to-date was due largely to the four acquisitions that were completed since May 30, 2014. Non-core charges for the second quarter and year-to-date 2015 consisted of acquisition costs of $0.7 million and $9.8 million, respectively, pension settlement charges of $103,000 and $372,000, respectively, and other items totaling $285,000 and $385,000, respectively. The quarterly average number of full-time equivalent employees was 838 at June 30, 2015, 735 at March 31, 2015 and 563 at June 30, 2014. The efficiency ratio for the second quarter of 2015 was 74.20%, compared to 96.71% for the linked quarter and 75.59% for the second quarter of 2014. The decrease in the ratio for the quarter was the result of the decrease in non-interest expenses, mainly due to non-core charges incurred and acquisitions. Peoples expects core non-interest expenses to be approximately $26.5 million for each the third and fourth quarter of 2015, which aligns with the expected efficiency ratio of 65%.
Period-end loan balances, excluding the loans acquired from NB&T, increased $36.1 million compared to the March 31, 2015 period-end loan balances, which was driven by growth in commercial loan balances and non-mortgage consumer loan balances. Commercial loans, excluding loans acquired from NB&T, grew $21.9 million, or 10% annualized, with commercial real estate loan growth contributing $18.9 million of the growth for the quarter. Non-mortgage consumer loans grew $17.7 million, or 38% annualized, during the quarter. The NB&T acquisition added $366.8 million of loans to the balances as of June 30, 2015, which was $20.3 million less than the reported balance at March 31, 2015. The decline in loans acquired from NB&T during the second quarter was due mainly to a decrease in the commercial real estate loans, as well as an adjustment to the fair value of acquired loans related to purchase accounting. The average net loan balances for the quarter increased $281.7 million, or 17%, compared to the linked quarter due largely to the balances acquired from NB&T, which were included in the average balance for the entire second quarter.
"While we started the year slow on loan growth, our production has remained strong, which was reflected in the ending loan balances for the quarter. We are excited about the significant growth in our non-mortgage consumer loan balances,” said Sulerzyski. "Commercial balances experienced 10% annualized growth during the quarter, driven mainly by growth in commercial real estate loan balances."
Peoples' asset quality remained favorable during the second quarter of 2015. Net charge-offs remained well below Peoples' historical rate of 30 basis points to 50 basis points, as Peoples recorded net charge-offs of $516,000, resulting in a net charge-off rate of 10 basis points. The increase in nonaccrual loans was due to one large commercial relationship, comprised of four commercial and industrial loan balances. Criticized assets, which are those classified as watch, substandard or doubtful, decreased during the quarter largely due to an $8.4 million commercial real estate loan being upgraded during the quarter, which was subsequently paid off on July 2, 2015. At quarter-end, the ratio of the allowance for loan losses as a percent of originated loans, net of deferred fees and costs, was 1.42%, down slightly from the 1.48% reported for both March 31, 2015 and the year ended December 31, 2014, which does not include acquired loan balances.
Peoples' retail deposits decreased $36.6 million, or 1%, during the quarter. Certificates of deposits, non-interest bearing deposits and governmental deposits each made up approximately one third of the decline. The decline in governmental deposits was attributable to normal seasonal declines. Average retail deposits for the quarter compared to the linked quarter increased $462.5 million, or 22%, due mainly to the balances acquired from NB&T being included in the average balance for the entire second quarter.
"We remain confident in our ability to achieve our stated loan growth goal for 2015 and to bring our efficiency ratio to 65% in the second half of 2015. We will diligently work towards achieving positive operating leverage and increasing fee-based revenue as a percentage of total revenue. The first half of 2015 was challenging, but we remain optimistic about the second half of 2015," summarized Sulerzyski.
Peoples Bancorp Inc. is a diversified financial services holding company with $3.2 billion in total assets, 81 locations and 81 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Results:
Peoples will conduct a facilitated conference call to discuss second quarter and year-to-date 2015 results of operations today at 11:00 a.m., Eastern Daylight Saving Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the non-GAAP measures used in this news release:

◦	Tangible assets and tangible equity measures are non-GAAP since they exclude the impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets.

◦
Pre-provision net revenue is defined as net interest income plus non-interest income minus non-interest expense. This measure is non-GAAP since it excludes provision for (recovery of) loan losses and all gains and/or losses included in earnings.

◦	Adjusted core net income is non-GAAP since it excludes non-core charges incurred during the period and the tax expense is adjusted to be the estimated, effective tax rate for the year.
A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate", "could", "may", "feel", "expect", "believe", "plan", and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to: (1) the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of recently completed acquisitions and the expansion of consumer lending activity; (2) Peoples' ability to integrate the Midwest Bancshares, Inc., Ohio Heritage Bancorp, Inc., North Akron Savings Bank and NB&T acquisitions and any future acquisitions may be unsuccessful, or may be more difficult, time-consuming or costly than expected; (3) Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders; (4) local, regional, national and international economic conditions and the impact they may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated; (5) competitive pressures among financial institutions or from non-financial institutions may increase significantly, including product and pricing pressures, third-party relationships and revenues, and Peoples' ability to attract, develop and retain qualified professionals; (6) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the U.S. government and Board of Governors of the Federal Reserve System ("Federal Reserve Board"), which may adversely impact interest rates, interest margins and interest rate sensitivity; (7) changes in prepayment speeds, loan originations, levels of non-performing assets, delinquent loans and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (8) adverse changes in the economic conditions and/or activities, including, but not limited to, impacts from the implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012, as well as continued economic uncertainty in the U.S., the European Union, Asia, and other areas, which could decrease sales volumes and increase loan delinquencies and defaults; (9) legislative or regulatory changes or actions, including in particular the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated and to be promulgated thereunder by the Office of the Comptroller of the Currency, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses; (10) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses; (11) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations; (12) Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results; (13) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities; (14) Peoples' ability to receive dividends from its subsidiaries; (15) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity; (16) the impact of new minimum capital thresholds established as a part of the implementation of Basel III; (17) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity; (18) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (19) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss; (20) the overall adequacy of Peoples' risk management program; (21) the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international military or terrorist activities or conflicts; and (22) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its June 30, 2015 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
PER COMMON SHARE:
Earnings (loss) per common share:
Basic	$0.27	$(0.04)	$0.32	$0.25	$0.77
Diluted	0.27	(0.04)	0.32	0.24	0.76
Cash dividends declared per common share	0.15	0.15	0.15	0.30	0.30
Book value per common share	22.74	22.82	22.36	22.74	22.36
Tangible book value per common share (a)	14.52	14.53	15.07	14.52	15.07
Closing stock price at end of period	$23.34	$23.64	$26.45	$23.34	$26.45

SELECTED RATIOS:
Return on average stockholders' equity (b)	4.69%	(0.78)%	5.91%	2.19%	7.20%
Return on average assets (b)	0.61%	(0.10)%	0.67%	0.28%	0.80%
Efficiency ratio (c)	74.20%	96.71%	75.59%	84.83%	73.36%
Pre-provision net revenue to average assets (b)(d)	0.99%	—%	1.10%	0.54%	1.24%
Net interest margin (b)(e)	3.46%	3.46%	3.39%	3.46%	3.37%
Dividend payout ratio	56.14%	N/A	46.98%	119.08%	39.43%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)
Non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus non-interest income (less net gains or losses on investment securities, debt extinguishment, loans held-for-sale and other real estate owned, and other assets).

(d)
This amount represents a non-GAAP financial measure since pre-provision net revenue excludes the provision for loan losses and net gains or losses on investment securities, debt extinguishment, loans held-for-sale and other real estate owned, and other assets. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this amount is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2015	2015	2014	2015	2014
Total interest income	$27,566	$24,159	$18,614	$51,725	$36,766
Total interest expense	2,773	2,740	2,571	5,513	5,243
Net interest income	24,793	21,419	16,043	46,212	31,523
Provision for loan losses	672	350	583	1,022	591
Net interest income after provision for loan losses	24,121	21,069	15,460	45,190	30,932

Net gain on investment securities	11	600	66	611	36
Loss on debt extinguishment	—	(520)	—	(520)	—
Net (loss) gain on loans held-for-sale and other real estate owned	(73)	(8)	—	(81)	18
Net loss on other assets	(63)	(575)	(187)	(638)	(194)

Non-interest income:
Insurance income	3,283	4,312	3,443	7,595	7,559
Deposit account service charges	2,848	2,295	2,227	5,143	4,338
Trust and investment income	2,544	2,047	1,933	4,591	3,780
Electronic banking income	2,312	1,980	1,562	4,292	3,101
Mortgage banking income	412	303	311	715	538
Other non-interest income	527	571	243	1,098	698
Total non-interest income	11,926	11,508	9,719	23,434	20,014

Non-interest expense:
Salaries and employee benefit costs	14,560	17,361	11,241	31,921	22,033
Net occupancy and equipment	3,138	2,295	1,739	5,433	3,555
Professional fees	1,808	2,447	1,320	4,255	2,174
Electronic banking expense	1,320	1,124	951	2,444	2,033
Data processing and software	1,025	735	555	1,760	1,125
Amortization of other intangible assets	1,144	673	282	1,817	545
Marketing expense	1,071	645	413	1,716	872
Franchise tax	502	548	442	1,050	827
Communication expense	592	502	390	1,094	749
FDIC insurance	530	424	287	954	547
Foreclosed real estate and other loan expenses	551	321	197	872	412
Other non-interest expense	2,537	5,839	2,187	8,376	3,949
Total non-interest expense	28,778	32,914	20,004	61,692	38,821
Income (loss) before income taxes	7,144	(840)	5,054	6,304	11,985
Income tax (benefit)	2,231	(151)	1,577	2,080	3,725
Net income (loss)	$4,913	$(689)	$3,477	$4,224	$8,260

PER SHARE DATA:
Earnings (loss) per common share – Basic	$0.27	$(0.04)	$0.32	$0.25	$0.77
Earnings (loss) per common share – Diluted	$0.27	$(0.04)	$0.32	$0.24	$0.76
Cash dividends declared per common share	$0.15	$0.15	$0.15	$0.30	$0.30

Weighted-average common shares outstanding – Basic	18,116,090	15,802,334	10,755,509	16,965,603	10,696,129
Weighted-average common shares outstanding – Diluted	18,253,918	15,930,235	10,880,090	17,094,095	10,807,688
Actual common shares outstanding (end of period)	18,391,575	18,374,256	10,926,436	18,391,575	10,926,436

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in $000’s)	2015	2014

Assets
Cash and cash equivalents:
Cash and due from banks	$60,370	$42,230
Interest-bearing deposits in other banks	71,892	19,224
Total cash and cash equivalents	132,262	61,454

Available-for-sale investment securities, at fair value (amortized cost of
$730,632 at June 30, 2015 and $632,967 at December 31, 2014)	736,220	636,880
Held-to-maturity investment securities, at amortized cost (fair value of
$47,626 at June 30, 2015 and $48,442 at December 31, 2014)	47,483	48,468
Other investment securities, at cost	38,496	28,311
Total investment securities	822,199	713,659

Loans, net of deferred fees and costs	2,012,033	1,620,898
Allowance for loan losses	(18,244)	(17,881)
Net loans	1,993,789	1,603,017

Loans held for sale	4,194	4,374
Bank premises and equipment, net	50,341	40,335
Goodwill	132,252	98,562
Other intangible assets	18,917	10,596
Other assets	56,471	35,772
Total assets	$3,210,425	$2,567,769

Liabilities
Deposits:
Non-interest-bearing deposits	$681,357	$493,162
Interest-bearing deposits	1,863,215	1,439,912
Total deposits	2,544,572	1,933,074

Short-term borrowings	92,711	88,277
Long-term borrowings	128,633	179,083
Accrued expenses and other liabilities	26,345	27,217
Total liabilities	2,792,261	2,227,651

Stockholders' Equity
Preferred stock, no par value, 50,000 shares authorized, no shares issued
at June 30, 2015 and December 31, 2014	—	—
Common stock, no par value, 24,000,000 shares authorized, 18,932,548 shares issued at June 30, 2015 and 15,599,643 shares issued at
December 31, 2014, including shares in treasury	343,035	265,742
Retained earnings	89,585	90,391
Accumulated other comprehensive income (loss), net of deferred income taxes	402	(1,301)
Treasury stock, at cost, 595,872 shares at June 30, 2015 and
590,246 shares at December 31, 2014	(14,858)	(14,714)
Total stockholders' equity	418,164	340,118
Total liabilities and stockholders' equity	$3,210,425	$2,567,769

SELECTED FINANCIAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2015	2015	2014	2014	2014
Loan Portfolio
Commercial real estate, construction	$61,388	$54,035	$38,952	$25,877	$56,421
Commercial real estate, other	742,532	741,409	556,135	543,928	463,644
Commercial and industrial	327,093	325,910	280,031	261,484	254,428
Residential real estate	565,768	574,375	479,443	411,089	313,374
Home equity lines of credit	103,991	101,713	80,695	75,234	61,838
Consumer	207,998	190,581	182,709	179,473	162,918
Deposit account overdrafts	3,263	3,146	2,933	2,669	5,282
Total loans	$2,012,033	$1,991,169	$1,620,898	$1,499,754	$1,317,905
Total acquired loans (a)	$726,540	$770,204	$408,884	$302,972	$147,459
Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$480,687	$494,896	$432,563	$408,868	$373,072
Money market deposit accounts	395,788	402,252	337,387	309,721	268,939
Governmental deposit accounts	304,221	316,104	161,305	183,213	165,231
Savings accounts	410,371	406,276	295,307	262,949	244,472
Interest-bearing demand accounts	234,025	228,373	173,659	156,867	142,170
Total retail interest-bearing deposits	1,825,092	1,847,901	1,400,221	1,321,618	1,193,884
Brokered certificates of deposits	38,123	38,104	39,691	39,671	40,650
Total interest-bearing deposits	1,863,215	1,886,005	1,439,912	1,361,289	1,234,534
Non-interest-bearing deposits	681,357	695,131	493,162	500,330	426,384
Total deposits	$2,544,572	$2,581,136	$1,933,074	$1,861,619	$1,660,918
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$3,165	$3,700	$2,799	$2,565	$3,438
Nonaccrual loans	20,823	8,362	8,406	6,322	7,867
Total nonperforming loans (NPLs)	23,988	12,062	11,205	8,887	11,305
Other real estate owned (OREO)	1,322	1,548	946	1,045	915
Total NPAs	$25,310	$13,610	$12,151	$9,932	$12,220
Allowance for loan losses as a percent of NPLs (b)(c)	76.05%	149.96%	159.58%	197.54%	153.78%
NPLs as a percent of total loans (b)(c)	1.19%	0.60%	0.69%	0.59%	0.86%
NPAs as a percent of total assets (b)(c)	0.79%	0.42%	0.47%	0.41%	0.56%
NPAs as a percent of total loans and OREO (b)(c)	1.25%	0.68%	0.75%	0.66%	0.92%
Allowance for loan losses as a percent of originated
loans, net of deferred fees and costs (b)	1.42%	1.48%	1.48%	1.47%	1.49%
Capital Information(d)
Tier 1 risk-based capital ratio	13.98%	14.05%	14.32%	14.53%	12.33%
Total risk-based capital ratio (Tier 1 and Tier 2)	14.99%	15.02%	15.48%	15.73%	13.65%
Leverage ratio	9.22%	10.98%	9.92%	10.64%	8.76%
Tier 1 capital	282,982	287,835	241,707	232,720	177,394
Total capital (Tier 1 and Tier 2)	303,439	307,795	261,371	251,977	196,426
Total risk-weighted assets	$2,023,844	$2,048,651	$1,687,968	$1,601,664	$1,438,683
Tangible equity to tangible assets (e)	8.73%	8.61%	9.39%	9.40%	7.90%
(a) Includes all loans acquired in 2012 and thereafter.
(b) Data presented as of the end of the period indicated.
(c) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.
(d) June 30, 2015 data based on preliminary analysis and subject to revision.
(e) This ratio represents a non-GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2015	2015	2014	2015	2014
Provision for Loan Losses
Provision for checking account overdrafts	$172	$100	$83	$272	$91
Provision for other loan losses	500	250	500	750	500
Total provision for loan losses	$672	$350	$583	$1,022	$591

Net Charge-Offs
Gross charge-offs	$971	$584	$501	$1,555	$1,119
Recoveries	455	441	432	896	847
Net charge-offs	$516	$143	$69	$659	$272

Net Charge-Offs (Recoveries) by Type
Commercial real estate, construction	$—	$—	$—	$—	$—
Commercial real estate, other	(48)	(45)	(96)	(93)	(208)
Commercial and industrial	262	(12)	(54)	250	(10)
Residential real estate	50	71	56	121	155
Home equity lines of credit	(42)	43	19	1	33
Consumer	149	1	83	150	201
Deposit account overdrafts	145	85	61	230	101
Total net charge-offs	$516	$143	$69	$659	$272
As a percent of average gross loans (annualized)	0.10%	0.03%	0.02%	0.07%	0.04%

SUPPLEMENTAL INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s, end of period)	2015	2015	2014	2014	2014

Trust assets under management	$1,303,792	$1,319,423	$1,022,189	$999,822	$1,014,865
Brokerage assets under management	576,412	501,635	525,089	511,400	513,890
Mortgage loans serviced for others	$392,625	$386,261	$352,779	$343,659	$341,893
Employees (full-time equivalent)	831	847	699	643	576

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	June 30, 2015			March 31, 2015			June 30, 2014
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$94,376	$57	0.25%	$62,858	$37	0.23%	$7,076	$(44)	(2.49)%
Other long-term investments	1,345	4	1.19%	1,345	3	0.90%	2,170	2	0.37%
Investment securities (a)(b)	838,180	5,840	2.79%	758,262	5,324	2.81%	668,715	4,872	2.91%
Gross loans (a)	1,999,998	22,192	4.41%	1,716,775	19,204	4.48%	1,262,518	14,115	4.45%
Allowance for loan losses	(17,918)			(17,888)			(17,126)
Total earning assets	2,915,981	28,093	3.84%	2,521,352	24,568	3.90%	1,923,353	18,945	3.92%

Intangible assets	151,736			121,556			77,917
Other assets	152,206			122,119			89,681
Total assets	$3,219,923			$2,765,027			$2,090,951

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$407,713	$55	0.05%	$326,385	$43	0.05%	$230,431	$31	0.05%
Government deposit accounts	307,535	165	0.22%	211,607	123	0.24%	159,476	113	0.28%
Interest-bearing demand accounts	234,602	48	0.08%	181,322	39	0.09%	138,745	29	0.08%
Money market deposit accounts	397,217	158	0.16%	350,455	140	0.16%	268,480	107	0.16%
Brokered certificates of deposits	38,114	354	3.73%	38,434	352	3.71%	42,976	383	3.57%
Retail certificates of deposit	489,604	838	0.69%	444,602	862	0.78%	356,286	803	0.90%
Total interest-bearing deposits	1,874,785	1,618	0.35%	1,552,805	1,559	0.41%	1,196,394	1,466	0.49%

Short-term borrowings	76,242	31	0.16%	84,829	35	0.17%	111,953	36	0.13%
Long-term borrowings	129,891	1,124	3.47%	178,355	1,146	2.59%	120,051	1,069	3.56%
Total borrowed funds	206,133	1,155	2.25%	263,184	1,181	1.81%	232,004	1,105	1.91%
Total interest-bearing liabilities	2,080,918	2,773	0.53%	1,815,989	2,740	0.61%	1,428,398	2,571	0.72%

Non-interest-bearing deposits	690,483			550,318			405,282
Other liabilities	28,709			40,482			21,103
Total liabilities	2,800,110			2,406,789			1,854,783
Stockholders’ equity	419,813			358,238			236,168
Total liabilities and equity	$3,219,923			$2,765,027			$2,090,951

Net interest income/spread (a)		$25,320	3.31%		$21,828	3.29%		$16,374	3.20%
Net interest margin (a)			3.46%			3.46%			3.39%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

	For the Six Months Ended
	June 30, 2015			June 30, 2014
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$78,704	$94	0.24%	$7,067	$(24)	(0.68)%
Other long-term investments	1,345	7	1.05%	2,211	4	0.36%
Investment securities (a)(b)	798,442	11,163	2.80%	671,998	9,897	2.94%
Gross loans (a)	1,859,168	41,397	4.45%	1,238,475	27,527	4.45%
Allowance for loan losses	(17,903)			(17,177)
Total earning assets	2,719,756	52,661	3.87%	1,902,574	37,404	3.92%

Intangible assets	136,729			77,744
Other assets	136,854			90,470
Total assets	$2,993,339			$2,070,788

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$367,274	$98	0.05%	$225,709	$61	0.05%
Government deposit accounts	259,836	289	0.22%	154,295	236	0.31%
Interest-bearing demand accounts	208,109	87	0.08%	137,890	57	0.08%
Money market deposit accounts	373,965	298	0.16%	273,419	218	0.16%
Brokered certificates of deposits	38,273	706	3.72%	45,143	818	3.65%
Retail certificates of deposit	467,227	1,699	0.73%	358,360	1,644	0.93%
Total interest-bearing deposits	1,714,684	3,177	0.37%	1,194,816	3,034	0.51%

Short-term borrowings	80,511	66	0.16%	107,415	68	0.13%
Long-term borrowings	153,989	2,270	2.96%	120,779	2,141	3.56%
Total borrowed funds	234,500	2,336	2.00%	228,194	2,209	1.94%
Total interest-bearing liabilities	1,949,184	5,513	0.57%	1,423,010	5,243	0.74%

Non-interest-bearing deposits	620,788			395,431
Other liabilities	34,171			20,916
Total liabilities	2,604,143			1,839,357
Stockholders’ equity	389,196			231,431
Total liabilities and equity	$2,993,339			$2,070,788

Net interest income/spread (a)		$47,148	3.30%		$32,161	3.18%
Net interest margin (a)			3.46%			3.37%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in $000’s)	2015	2015	2014	2014	2014

Tangible Equity:
Total stockholders' equity, as reported	$418,164	$419,218	$340,118	$319,282	$244,270
Less: goodwill and other intangible assets	151,169	152,291	109,158	100,016	79,626
Tangible equity	$266,995	$266,927	$230,960	$219,266	$164,644

Tangible Assets:
Total assets, as reported	$3,210,425	$3,253,835	$2,567,769	$2,432,903	$2,163,274
Less: goodwill and other intangible assets	151,169	152,291	109,158	100,016	79,626
Tangible assets	$3,059,256	$3,101,544	$2,458,611	$2,332,887	$2,083,648

Tangible Book Value per Common Share:
Tangible equity	$266,995	$266,927	$230,960	$219,266	$164,644
Common shares outstanding	18,391,575	18,374,256	14,836,727	14,150,279	10,926,436

Tangible book value per common share	$14.52	$14.53	$15.57	$15.50	$15.07

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$266,995	$266,927	$230,960	$219,266	$164,644
Tangible assets	$3,059,256	$3,101,544	$2,458,611	$2,332,887	$2,083,648

Tangible equity to tangible assets	8.73%	8.61%	9.39%	9.40%	7.90%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2015	2015	2014	2015	2014

Pre-Provision Net Revenue:
Income (loss) before income taxes	$7,144	$(840)	$5,054	$6,304	$11,985
Add: provision for loan losses	672	350	583	1,022	591
Add: loss on debt extinguishment	—	520	—	520	—
Add: net loss on loans held-for-sale and OREO	73	8	—	81	—
Add: net loss on securities transactions	—	—	—	—	30
Add: net loss on other assets	63	575	187	638	194
Less: net gain on loans held-for-sale and OREO	—	—	—	—	18
Less: net gain on securities transactions	11	600	66	611	66
Pre-provision net revenue	$7,941	$13	$5,758	$7,954	$12,716

Pre-provision net revenue	$7,941	$13	$5,758	$7,954	$12,716
Total average assets	$3,219,923	$2,765,027	$2,090,951	$2,993,339	$2,070,888

Pre-provision net revenue to total average assets (annualized)	0.99%	—%	1.10%	0.54%	1.24%

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in $000’s)	2015	2015	2014	2015	2014

Adjusted Core Net Income (non-GAAP):
Income (loss) before income taxes - Reported	$7,144	$(840)	$5,054	$6,304	$11,985

Acquisition costs	(732)	(9,043)	(1,272)	(9,775)	(1,423)
Net loss on transactions	(125)	(503)	(121)	(628)	(140)
Pension settlement charge	(103)	(269)	(536)	(372)	(1,022)
Other non-core charges	(285)	(100)	—	(385)	(100)
Income before income taxes - Adjusted	$8,389	$9,075	$6,983	$17,464	$14,670
Income tax expense (31%) (a)	2,601	2,813	2,165	5,414	4,548
Net income - Adjusted	$5,788	$6,262	$4,818	$12,050	$10,122

Weighted-average common shares outstanding – Basic - Reported	18,116,090	15,802,334	10,755,509	16,965,603	10,696,129
Capital raise common shares impact prior to NB&T acquisition	—	1,314,010	—	653,375	—
Weighted-average common shares outstanding – Basic - Adjusted	18,116,090	14,488,324	10,755,509	16,312,228	10,696,129
Effect of potentially dilutive common shares - Reported	137,828	127,901	124,581	128,492	111,559
Weighted-average common shares outstanding – Diluted - Adjusted	18,253,918	14,616,225	10,880,090	16,440,720	10,807,688

Earnings (loss) per common share – Diluted - Reported	$0.27	$(0.04)	$0.32	$0.24	$0.76
Earnings per common share – Diluted - Adjusted	$0.32	$0.43	$0.44	$0.73	$0.93

(a) Peoples' current estimate of the tax rate for the entire year of 2015 is between 30.0% and 31.0%.

END OF RELEASE